U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25


                                                   ----------------------------
     NOTIFICATION OF LATE FILING                         SEC FILE NUMBER

                                                              0-21854
                                                   ----------------------------

                                                   ----------------------------
                (Check One):                               CUSIP NUMBER

                                                    Common Stock: 25468B 30 5
                                                   ----------------------------

[ ] Form 10-K and Form 10-KSB
[ ] Form 20-F
[ ] Form 11-K
[X] Form 10-Q and Form 10QSB
[ ] Form N-SAR

         For the Quarter Ended:             March 31, 1998

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR


         For the Transition Period Ended:
--------------------------------------------------------------------------------
                  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         Not Applicable

--------------------------------------------------------------------------------
Part I - Registrant Information
--------------------------------------------------------------------------------

         Full Name of Registrant: Discovery Zone, Inc.

         Address of Principal Executive Office (Street and Number):
         565 Taxter Road, Fifth Floor

         City, State and Zip Code: Elmsford, New York 10523

--------------------------------------------------------------------------------

Part II - Rules 12b-25 (b) and (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.


Part III - Narrative


State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and and Form 10-QSB, N- SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         Since its emergence from chapter 11, the Registrant has devoted considerable resources towards implementing its Plan of Reorganization and transforming its business into a profitable enterprise. The Registrant is currently finalizing its unaudited financial statements for the quarter ended March 31, 1998 and expects that it will be in a position to timely file its Quarterly Report on Form 10-Q.

         Based on the foregoing, the Registrant requests a five day extension to file its Quarterly Report on Form 10-Q.


--------------------------------------------------------------------------------
Part IV - Other Information
--------------------------------------------------------------------------------

         (1) Name and telephone number of person to contact in regard to this notification

                  (Name)                    (Area Code) (Telephone Number)

                Andrew M. Smith                      (914) 345-4505

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).


                                                 [   ] Yes        [ x ] No

            Quarterly Report on Form 10-Q for the period ended March 31, 1997.

            Quarterly Report on Form 10-Q for the period ended June 30, 1997.



         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                               [  ] Yes         [ x ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                              Discovery Zone, Inc.
                              --------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   May 15, 1998                    By:  Scott W. Bernstein
      ----------------                      ----------------------------------
                                             Name:  Scott W. Bernstein
                                             Title: Chief Executive Officer,
                                                    President and Director